EXHIBIT 4.1

                          SIXTH SUPPLEMENTAL INDENTURE

     THIS SIXTH SUPPLEMENTAL INDENTURE dated as of May 1, 2006 (this "Supplemental Indenture"), among Pioneer Natural Resources Company, a Delaware corporation (the "Company"), Pioneer Natural Resources USA, Inc., a Delaware corporation, for purposes of agreeing to make certain guarantees pursuant to
Section 3 hereof (the "Guarantor"), and The Bank of New York Trust Company, N.A., a national banking association organized under the laws of the United States of America, as successor trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

                                    RECITALS

     A. The Company and The Bank of New York, a New York banking corporation (the "Prior Trustee"), entered into that certain Indenture, dated as of January 13, 1998 (the "Indenture"), pursuant to which the Company may from time to time issue its debentures, notes, bonds or other evidences of indebtedness (collectively, the "Debt Securities").

     B. The Company, the Prior Trustee and the Trustee are parties to that certain Agreement of Resignation, Appointment and Acceptance, dated as of February 21, 2005, pursuant to which the Prior Trustee resigned as trustee under the Indenture and the Trustee was appointed as successor trustee under the Indenture.

     C. Article IX of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee may, without the consent of the holders of the Debt Securities, enter into a supplemental indenture to establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture.

     D. The Company desires to issue, and upon certain events specified in this Supplemental Indenture, the Guarantor desires to agree to be obligated to guarantee, $450,000,000 aggregate principal amount of 6.875% Senior Notes due 2018 (the "Notes") and in connection therewith, the Company and the Guarantor have duly determined to make, execute and deliver to the Trustee this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Indenture.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Notes:

     Section 1. Notes. Pursuant to Section 2.03 of the Indenture, the terms and provisions of the Notes are as follows:

     (a)   The title of the Notes shall be "6.875% Senior Notes due 2018."

     (b) The Notes shall be initially limited to $450,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the Notes, increase such aggregate principal amount in the future, on the same terms and conditions and with the same CUSIP numbers as the Notes. The Company shall


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not issue any such  additional  Notes unless the  additional  Notes are fungible with the Notes for United States federal income tax purposes.

     (c) The Notes shall not require any principal or premium payments prior to maturity on May 1, 2018.

     (d) The rate at which the Notes shall bear interest shall be 6.875% per annum; interest on the notes shall accrue from May 1, 2006, for the first interest payment and from the most recent interest payment date thereafter; the interest payment dates on which such interest shall be payable shall be May 1 and November 1, beginning November 1, 2006; and the record dates for the determination of the holders of the Notes to whom such interest is payable shall be the immediately preceding April 15 (for May 1 payment dates) and October 15 (for November 1 payment dates); the rate at which the overdue principal shall bear interest shall be 1% per annum in excess of the rate stated initially in this clause; and the rate at which overdue installments of interest shall bear interest shall be 1% per annum in excess of the rate stated initially in this clause to the extent lawful.

     (e) Payments of principal of and interest on the Notes represented by one or more Global Senior Notes initially registered in the name of The Depository Trust Company (the "Depositary") or its nominee with respect to the Notes shall be made by the Company through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.

     (f) The Notes shall be redeemable at any time, at the option of the Company, in whole or from time to time in part, at the price, and otherwise in accordance with the terms and provisions, set forth in Section 2 of this Supplemental Indenture and (to the extent they do not conflict with Section 2 of this Supplemental Indenture) the terms and provisions of Sections 3.03 and 3.04 of the Indenture.

     (g) The Notes shall be represented by one or more Global Senior Notes deposited with the Depositary and registered in the name of the nominee of the Depositary.

     (h) There shall be no mandatory sinking fund for the payments of the Notes.

     (i) As long as the Depositary or its nominee, or a successor Depositary or its nominee, is the registered owner of the Global Senior Notes relating to the Notes, owners of the beneficial interests in such Global Senior Notes shall not be entitled to have the Notes registered in their names and shall not receive or be entitled to receive physical delivery of Notes in definitive form except (i) as provided in Section 2.15(c) of the Indenture or (ii) if an Event of Default with respect to the Notes has occurred and is continuing.

     (j) The Bank of New York Trust Company, N.A. shall be the Trustee for the Notes under the Indenture.

     (k)   Article X of the Indenture shall apply to the Notes.

     (l)   The Notes  shall not be  subordinated  pursuant  to the provisions of
Article XII of the Indenture. The Notes shall be senior unsecured obligations of the Company ranking pari passu with other existing and future senior unsecured indebtedness of the Company.

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     (m)   The  Company  shall be  subject  to all  the  covenants  set forth in
Article IV of the Indenture with respect to the Notes.

     (n) To the extent not set forth herein, the provisions of Section 2.03 of the Indenture are not applicable.

     Section 2. Optional Redemption of Notes. The Notes will be redeemable at any time, at the option of the Company, in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the Indenture, on any date prior to maturity (the "Redemption Date") at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any (the "Redemption Price"). In no event will a Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the Redemption Date.

     The amount of the Make-Whole Premium with respect to any of the Notes (or portion thereof) to be redeemed will be equal to the excess, if any, of:

     (a) the sum of the present values, calculated as of the Redemption Date, of:

                (i) each interest payment that, but for such redemption, would have been payable on such Note (or portion thereof) being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

                (ii) the principal amount that, but for such redemption, would have been payable at the final maturity of such Note (or portion thereof) being redeemed; over

     (b)  the principal amount of such Note (or portion thereof) being redeemed.

     The present values of interest and principal payments referred to in clause
(a) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 50 basis points.

     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided that if the Company fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to

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the  remaining  term to  maturity of the  applicable  Notes,  calculated  to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no such Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     Section 3. Obligation to Guarantee. If at any time any of the Company's 8 1/4% Senior Notes due 2007, 6.50% Senior Notes due 2008, 5.875% Senior Notes due 2012, 5.875% Senior Notes due 2016 or 7.20% Senior Notes due 2028 (the "7.20% Notes," and collectively with all other senior notes, the "Other Senior Notes") are guaranteed by the Guarantor pursuant to the terms of the Indenture or any applicable supplemental indenture related to such senior notes, then the Company, the Guarantor and the Trustee shall as soon as reasonably practicable thereafter execute and deliver a supplemental indenture to the Indenture pursuant to which the Guarantor shall unconditionally guarantee the Notes on substantially the same terms as the Guarantor shall have guaranteed the 7.20% Notes; provided, however, that if the Guarantor is not required to guarantee the 7.20% Notes or if the 7.20% Notes are no longer outstanding, then the Guarantor shall guarantee the Notes on substantially the same terms as the most recently issued series of Other Senior Notes that are guaranteed. The Company, the Guarantor and the Trustee, as applicable, also shall execute and deliver such other documents, instruments or certificates as are reasonably necessary or appropriate to effect the required guarantee of the Notes.

     Section 4.  Amendments to Sections 1.01, 2.07 and 2.15 and Article IV.

     (a) Section 1.01. Section 1.01 is hereby amended, solely with respect to the Notes, by:

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                (i)  deleting clause (a)(iv)(A) of the  definition of  "Adjusted
       Consolidated  Net  Tangible  Assets"   and  substituting    therefor  the
       following language "the net book value of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statement, and";
       deleting   the  following  language  "Issue  Date   (including,   without
       limitation, under the Credit Agreements)" at the end of clause (e) of the definition of "Permitted Liens" and substituting therefor the following language "date on which the 6.875% Senior Notes due 2018 of the Company were originally issued"; adding the following language "and Liens securing Non-Recourse Indebtedness; provided, however, that the related purchase money Indebtedness and Non-Recourse Indebtedness, as applicable, shall not be secured by any Property or assets of the company or any Restricted Subsidiary other than the Property acquired by the Company with the proceeds of such purchase money Indebtedness or Non-Recourse Indebtedness, as applicable" after "Purchase Money Liens" in clause (i) of the definition of "Permitted Liens";

                (ii)  deleting   the  definition  of   "Credit  Agreements"  and
       substituting therefor the definition "Credit Facility" as follows:

            "Credit Facility" means, with respect to the Company, the credit facility made available to the Company pursuant to the Amended and Restated 5-Year Revolving Credit Agreement dated as of September 30, 2005, among the Company and the lenders named therein, together with any Refinancings thereof by a lender or a syndicate of lenders. It is understood and agreed that the Credit Facility may be refinanced, refunded, extended, renewed or replaced (through one or more such refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, from time to time after the termination of the applicable Credit Facility."; and

                (iii) adding a definition of "Refinance" as follows:

            "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

                (iv) adding a definition of "Non-Recourse Indebtedness" as follows:

            "Non-Recourse  Indebtedness"  means  Indebtedness or that portion of
            Indebtedness  of  the  Company  incurred   in  connection  with  the
            acquisition by the Company of any Property and as to which:

                (1) the holders of such Indebtedness  agree in writing that they
       will  look  solely  to  the   Property  so  acquired  and  securing  such
       Indebtedness for payment on or in respect of such Indebtedness and

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                (2) no default  with respect  to such  Indebtedness would permit
       (after notice or passage of time or both), according to the terms of any other Indebtedness of the Company or a Restricted Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

     (b) Sections 2.07. Section 2.07 is hereby amended, solely with respect to the Notes, by adding "the Underwriters," before "the Company" in the last sentence of Section 2.07.

     (c) Sections 2.15. Section 2.15 is hereby amended, solely with respect to the Notes, by adding "the Underwriters," before "the Company" in the third sentence of subclause (v) of Section 2.15(c).

     Section 5. Ratification. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture. Except to the extent amended by or supplemented by this Supplemental Indenture, the Company, the Guarantor and the Trustee hereby ratify, confirm and reaffirm the Indenture in all respects.

     Section 6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 7. Governing Law. The laws of the State of New York shall govern the construction and interpretation of this Supplemental Indenture, without regard to principles of conflicts of laws.

     Section 8. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee's certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.



                            [Signature Page Follows]


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     IN WITNESS  WHEREOF,  the parties  hereto  have  caused  this  Supplemental
Indenture to be signed on their behalf by their duly authorized representatives as of the date first above written:



                                            Pioneer Natural Resources Company



                                      By:  /s/ Richard P. Dealy
                                           ------------------------------------
                                      Name:  Richard P. Dealy
                                      Title: Executive Vice President and
                                             Chief Financial Officer




                                            Pioneer Natural Resources USA, Inc.


                                      By:  /s/ Richard P. Dealy
                                           ------------------------------------
                                      Name:  Richard P. Dealy
                                      Title: Executive Vice President and
                                             Chief Financial Officer




                                      The Bank of New York Trust Company, N.A., as Trustee


                                      By:  /s/ John C. Stohlmann
                                           ------------------------------------
                                      Name:  John C. Stohlmann
                                      Title: Vice President


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